Exhibit 99.1

March 11, 2010

Jay Walters, Chairman

Mark Melliar-Smith, Chairman – Nominating and Governance Committee

c/o Power-One, Inc.

740 Calle Plano

Camarillo, CA 93012

Dear Jay and Mark:

After over 20 years of service to the Board of Directors of Power-One, Inc., I have decided not to stand for re-election at the 2010 Annual Meeting of Stockholders. I feel that the timing is right for me to step down since the company is now positioned for growth and prosperity, with a solid balance sheet, exciting new products, and a strong management team in place. I am particularly excited about the company’s growth prospects in the renewable energy markets.

I wish Power-One much continued success.

Sincerely,

/s/ Steve Goldman
Steve Goldman